        News Release
22 West Washington Street         Telephone: +1 312 696-6000
Chicago                Facsimile: +1 312 696-6009
Illinois 60602

FOR IMMEDIATE RELEASE
Morningstar, Inc. Reports Fourth-Quarter, Full-Year 2025 Financial Results
CHICAGO, Feb. 12, 2026 - Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment insights, reported solid fourth-quarter revenue growth with increases in operating and free cash flows.
"Morningstar grew revenue, operating income, and adjusted operating income meaningfully in 2025," said Kunal Kapoor, Morningstar's chief executive officer. "As we kick off 2026, we are using AI to further scale our research and data moat. At the same time, we continue to advance our ambition to become the common language for investors navigating the convergence of public and private markets. From new integrations with leading large language models, including ChatGPT by OpenAI, to the launch of an index suite for evergreen private markets, we are helping investors make sense of a rapidly changing investment landscape."
The Company's quarterly shareholder letter provides more context on Morningstar's results, business, and capital allocation and can be found at shareholders.morningstar.com.
Fourth-Quarter 2025 Financial Highlights
•Reported revenue increased 8.5% to $641.1 million compared to the prior-year period; organic revenue increased 8.1%.
•Operating income decreased 5.1% to $159.6 million; adjusted operating income increased 26.1%. Operating income includes a $22.7 million contingent payment gain related to the Company's sale of customer assets from the US Morningstar Wealth Turnkey Asset Management Platform to AssetMark (sale of US TAMP assets) in 2024, compared to a $64.0 million gain on the sale in the prior-year period. Both gains are excluded from adjusted operating income.
•Diluted net income per share increased 4.4% to $2.83 versus $2.71 in the prior-year period. Adjusted diluted net income per share increased 26.6% to $2.71.
•Cash provided by operating activities increased 33.0% to $204.0 million, and free cash flow increased 43.0% to $161.3 million.
•Shares repurchased totaled 1,780,259 shares for $385.3 million in the fourth quarter, at an average price of $216.42 per share.
Full-Year 2025 Financial Highlights
•Reported revenue increased 7.5% to $2.4 billion compared to the prior year; organic revenue increased 8.0%.
•Operating income increased 8.6% to $526.6 million; adjusted operating income increased 18.0%.

•Diluted net income per share increased 3.4% to $8.87 versus $8.58 in the prior year. Adjusted diluted net income per share increased by 25.0% to $9.86.
•Cash provided by operating activities decreased 0.3% to $589.7 million. Free cash flow decreased 1.4% to $442.6 million.
•Shares repurchased totaled 3,276,578 shares for $787.0 million, at an average price of $240.17 per share.
Fourth-Quarter 2025 Results
Revenue increased 8.5% to $641.1 million on a reported basis and 8.1% on an organic basis versus the prior-year period. Organic revenue growth excludes the impact of acquisitions, divestitures, and foreign currency effects. Morningstar Credit, Morningstar Direct Platform, and PitchBook were the largest contributors to reported revenue growth.
Operating expense increased 3.8% to $505.1 million in the fourth quarter versus the prior-year period. Higher operating expense was primarily driven by a $12.1 million increase in compensation costs, which includes the impact of $15.9 million in severance expense, primarily arising from targeted reorganizations in certain areas of the business, and higher salaries. Compensation costs in the quarter also include elevated bonus expense tied to strong full-year performance against targets, although fourth-quarter bonus expense declined relative to the prior-year period and was roughly flat in 2025 compared to 2024. Technology infrastructure costs also increased in the quarter.
Fourth-quarter operating income was $159.6 million, a decrease of 5.1% compared with the prior-year period. Adjusted operating income was $153.5 million in the fourth quarter of 2025, an increase of 26.1% compared with the prior-year period. Fourth-quarter operating margin was 24.9%, compared with 28.5% in the prior-year period. Adjusted operating margin was 23.9% in the fourth quarter of 2025, versus 20.6% in the prior-year period. Gains related to the sale of US TAMP assets impacted operating margin by 3.5 and 10.9 percentage points in the fourth quarters of 2025 and 2024, respectively.
Net income in the fourth quarter of 2025 was $115.1 million, or $2.83 per diluted share, compared with $116.9 million, or $2.71 per diluted share, in the fourth quarter of 2024, representing a 4.4% increase on a per diluted share basis. The contingent payment gain on the sale of US TAMP assets impacted diluted net income per share by $0.41 and $1.10 in the fourth quarters of 2025 and 2024, respectively. Adjusted diluted net income per share increased 26.6% to $2.71 in the fourth quarter of 2025, compared with $2.14 in the prior-year period.
The Company's effective tax rate increased to 24.0% in the fourth quarter of 2025 versus 22.5% in the prior-year period.
Full-Year 2025 Results
For the full year, revenue increased 7.5% to $2.4 billion compared with the prior year. Organic revenue increased 8.0%. Morningstar Credit, PitchBook, and Morningstar Direct Platform were the largest contributors to reported revenue growth.
Operating income increased 8.6% to $526.6 million in 2025, compared with the prior year. Adjusted operating income was $582.9 million, an increase of 18.0%. Operating margin was 21.5%, compared with 21.3% in the prior year. The gains on sale of US TAMP assets impacted full-year operating margin by 0.9 and 2.8 percentage points in 2025 and 2024, respectively. Adjusted operating margin was 23.8%, compared with 21.7% in the prior year.

Full-year 2025 net income increased 1.2% to $374.2 million, or $8.87 per diluted share. Adjusted diluted net income per share increased 25.0% to $9.86, compared with $7.89 in the prior year. The gain on the sale of US TAMP assets impacted diluted net income per share by $0.40 and $1.10 in 2025 and 2024, respectively. The gain on sale of the Company's Commodity and Energy Data business had a $1.05 impact on diluted net income per share in 2024.
The Company's effective tax rate for the full year 2025 increased to 24.5% versus 21.9% in the prior year. The Company's prior-year effective tax rate was favorably impacted by the book gain in excess of taxable gain on the sale of its Commodity and Energy Data business, offset by deferred taxes recorded with respect to unremitted foreign earnings.
Fourth-Quarter Segment Highlights
Morningstar Direct Platform
Morningstar Direct Platform contributed $211.1 million to consolidated revenue and $15.1 million to consolidated revenue growth, with revenue increasing 7.7% compared to the prior-year period, or 6.0% on an organic basis, driven by growth in Morningstar Data and Morningstar Direct. The increase in Morningstar Data revenue was driven in part by expansion with existing clients supported by new use cases, with particular strength in the managed investment data and Morningstar Essentials products. Morningstar Direct growth reflected increased revenue per license and expansion with existing clients in reporting solutions. Morningstar Direct licenses were flat compared to the prior-year period.
Morningstar Direct Platform adjusted operating income increased 8.0% to $92.3 million, and adjusted operating margin increased 0.1 percentage points to 43.7% compared to the prior-year period. Adjusted operating income includes the impact of $3.5 million in severance costs primarily related to targeted reorganizations.
PitchBook
PitchBook contributed $172.6 million to consolidated revenue and $10.1 million to consolidated revenue growth, with revenue increasing 6.2% compared to the prior-year period, or 5.9% on an organic basis. Revenue growth was primarily driven by PitchBook's core investor and advisor client segments, with particular strength in the small-but-growing direct data business. This was offset by continued softness in the corporate client segment, especially among smaller firms with more limited use cases. Licensed user counts were relatively flat compared to the prior-year period, reflecting the addition of new logos offset by churn within the corporate segment, consistent with recent trends.
PitchBook segment adjusted operating income increased 7.0% to $52.1 million, and adjusted operating margin increased 0.2 percentage points to 30.2% compared to the prior-year period. Adjusted operating income includes the impact of $3.1 million in severance costs primarily related to targeted reorganizations.
Morningstar Credit
Morningstar Credit contributed $105.3 million to consolidated revenue and $23.0 million to consolidated revenue growth, with revenue increasing 27.9% compared to the prior-year period, or 25.7% on an organic basis. Robust growth across regions and asset classes was supported by a healthy issuance market, with particular strength in corporate ratings revenue globally and structured finance ratings revenue in the US and Europe. Organic revenue growth excludes revenue associated with DealX, which was acquired in the first quarter of 2025, and foreign currency impact.

Adjusted operating income increased 72.3% to $34.8 million and adjusted operating margin increased 8.5 percentage points to 33.0% compared to the prior-year period.
Morningstar Wealth
Morningstar Wealth contributed $63.7 million to consolidated revenue and negative $1.3 million to consolidated revenue growth, with revenue decreasing 2.0% compared to the prior-year period and increasing 6.3% on an organic basis. Organic revenue growth was primarily driven by Investment Management and increased advertising sales. Organic revenue growth excludes platform revenue and interim service fees associated with US TAMP assets sold to AssetMark and foreign currency impact. Reported and organic revenue growth includes a $3.0 million negative impact from the ongoing sunsetting of Morningstar Office.
Reported assets under management and advisement (AUMA) increased 16.9% to $72.8 billion compared to prior year. Growth was primarily driven by market performance, which contributed to higher asset values, and positive net flows to Morningstar Model Portfolios offered on third-party platforms and to the International Wealth Platform, partially offset by net outflows related to the sale of US TAMP assets to AssetMark.
Morningstar Wealth adjusted operating income was $4.3 million compared to a $0.8 million loss in the prior-year period, and adjusted operating margin was 6.8% compared with negative 1.2%. Morningstar Wealth's adjusted operating income (loss) in the current and prior-year quarter excludes the gains on the sale of US TAMP assets as well as related expenses.
Morningstar Retirement
Morningstar Retirement contributed $38.1 million to consolidated revenue and $4.5 million to consolidated revenue growth, with revenue increasing 13.4% on a reported and organic basis compared to the prior-year period. AUMA increased 10.6% to $305.2 billion compared to the prior year, reflecting market gains and positive net flows, supported by strong growth in traditional and Advisor Managed Accounts, fiduciary services, and custom models.
Morningstar Retirement adjusted operating income increased 20.9% to $20.8 million, and adjusted operating margin increased 3.4 percentage points to 54.6% compared to the prior-year period.
Corporate and All Other
Revenue attributable to Corporate and All Other contributed $50.3 million to consolidated revenue and negative $1.3 million to consolidated revenue growth, with reported revenue decreasing 2.5% compared to the prior-year period. Morningstar Sustainalytics revenue declined on a reported and organic basis, primarily due to the continued streamlining of the licensed-ratings offering as the Company transitions to a model focused on licensing the use and distribution of existing ratings and underlying data, as well as softness in second-party opinions. Morningstar Indexes revenue increased modestly on an organic and reported basis.
The impact of Corporate and All Other on consolidated adjusted operating income was negative $50.8 million compared with negative $49.1 million in the prior-year period.

Balance Sheet and Capital Allocation
As of Dec. 31, 2025, the Company had cash, cash equivalents, and investments totaling $528.7 million and $1,072.6 million of debt, compared with cash, cash equivalents, and investments of $551.0 million and $698.6 million of debt as of Dec. 31, 2024.
On Oct. 31, 2025, the Company refinanced its prior credit agreement with a new multi-currency credit agreement with a borrowing capacity of up to $1.5 billion, comprised of a three-year term facility of $375.0 million, a five-year delayed draw term facility of up to $375.0 million, and a five-year $750.0 million revolving credit facility. As of Dec. 31, 2025, the Company had $373.5 million outstanding under its three-year term facility and $350.0 million outstanding under its revolving credit facility. The five-year term facility was subsequently drawn to finance the acquisition of the Center for Research in Security Prices, which closed on Feb. 2, 2026.
Cash provided by operating activities decreased by 0.3% to $589.7 million for the full year 2025, compared with $591.6 million in 2024. Free cash flow decreased by 1.4% to $442.6 million for the full year 2025, compared with $448.9 million in the prior year. The decreases in operating cash flow and free cash flow were primarily driven by increases in income tax and bonus payments compared to the prior year, largely offset by higher cash earnings.
In 2025, the Company increased its debt by $374.0 million, net, paid $76.9 million in dividends, paid $39.0 million for acquisitions, net of cash acquired, and repurchased $787.0 million of its shares. Morningstar continues to prioritize the maintenance of a strong balance sheet.
2026 Annual Meeting of Shareholders
The Company's 2026 Annual Meeting of Shareholders will be held at 9 a.m. Central time on Thursday, May 7, at Morningstar's corporate headquarters at 22 W. Washington St. in Chicago. The meeting will include presentations from members of Morningstar's management team, along with a live question and answer session open to participants both in-person and online. More details, including the company business expected to be covered and registration instructions, will be provided in the Company's proxy statement at a later date.
Use of Non-GAAP Financial Measures
Organic revenue, adjusted operating income, adjusted operating margin, adjusted diluted net income per share, and free cash flow are non-GAAP financial measures. The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the Company to comparable GAAP measures and an explanation of why the Company uses them.
Investor Communication
Morningstar encourages all interested parties — including securities analysts, current shareholders, potential shareholders, and others — to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission (the SEC), generally every month.
About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment insights in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers and owners, retirement plan providers and sponsors, institutional investors in the debt and private capital markets, and alliances and redistributors. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $378 billion in AUMA as of Dec. 31, 2025. The Company operates through wholly-owned subsidiaries in 32 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on LinkedIn @Morningstar.
Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as "aim," "committed," "consider," "estimate," "focus," "future," "goal," "is designed to," "maintain," "may," "might," "objective," "ongoing," "could," "expect," "intend," "plan," "possible," "potential," "seek," "anticipate," "believe," "predict," "prospects," "continue," "strategy," "strive," "will," "would," "determine," "evaluate," or the negative thereof, and similar expressions. These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, failing to achieve the anticipated benefits of the Center for Research in Security Prices (CRSP) acquisition, failing to maintain and protect our brand, independence, and reputation; failure to prevent and/or mitigate cybersecurity events and the failure to protect confidential information, including personal information about individuals; changing economic conditions, including prolonged volatility, recessions, or downturns affecting the financial, data, and software sectors and global financial markets, fluctuating interest rates, and the impact of global trade policies; compliance failures, regulatory action, or changes in or expansion of laws applicable to our regulated businesses; failing to innovate or streamline our product and service offerings or meet or anticipate our clients’ changing needs; the impact of artificial intelligence technologies on our business and reputation, and the legal risks as they are incorporated into our products and tools; failing to detect errors in our products or the failure of our products to perform properly due to defects, malfunctions, or similar problems; failing to recruit, develop, and retain qualified employees; failing to scale our operations, increase productivity in order to implement our business plans and strategies, including failing to manage costs related thereto; liability for any losses that result from errors in our automated advisory tools or errors in the use of the information and data we collect; inadequacy of our operational risk management and business continuity programs to address materially disruptive events; failure of our strategic transactions, acquisitions, divestitures, and investments in companies or technologies to yield expected business or financial benefits, negatively impacting our operating results and our ability to deliver long-term value to shareholders; triggering events for impairment of goodwill or assets; failing to maintain growth across our businesses due to changes in geopolitics and the regulatory landscape; failing to recognize revenue related to remaining performance obligations; liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products; the potential adverse effect of our indebtedness (and rising interest rates) on our cash flow and financial and operational flexibility; liability, costs, and reputational risks relating to environmental, social and governance considerations; our dependence on third-party service providers in our operations; inadequacy of our insurance coverage; challenges in accounting for tax complexities in the global jurisdictions which we operate in and their effect on our tax obligations and tax rates; the potential and impact of vendor consolidation and clients' strategic decisions to replace our products and services with in-house products and services; our ability to build and maintain short-term and long-term shareholder value and pay dividends to our shareholders; our ability to repurchase shares of our common stock; our ability to maintain existing business and renewal rates and to gain new business; the impact of recently issued accounting pronouncements on our consolidated financial statements and related disclosure; impact on our stock price due to market conditions, future sales of our common stock and fluctuations in our operating results; and failing to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties, among others, can be found in our filings with the SEC, including our most recent Reports on Forms 10-K and 10-Q. If any of these risks and uncertainties materialize, our actual future results and other future events may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. You are, however, advised to review any further disclosures we make on related subjects, and about new or additional risks, uncertainties, and assumptions in our future filings with the SEC on Forms 10-K, 10-Q, and 8-K.
# # #

Media Relations Contact:
Stephanie Lerdall, +1 312-244-7805, stephanie.lerdall@morningstar.com
Investor Relations Contact:
Sarah Bush, +1 312-384-3754, sarah.bush@morningstar.com
©2026 Morningstar, Inc. All Rights Reserved.
MORN-E

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income

	Three months ended December 31,			Year ended December 31,
(in millions, except per share amounts)	2025	2024	Change	2025	2024	Change

Revenue	$641.1	$591.0	8.5%	$2,445.5	$2,275.1	7.5%
Operating expense:
Cost of revenue	249.2	232.2	7.3%	952.9	895.7	6.4%
Sales and marketing	119.2	117.2	1.7%	467.0	441.0	5.9%
General and administrative	89.6	89.0	0.7%	334.0	327.2	2.1%
Depreciation and amortization	47.1	48.4	(2.7)%	189.9	190.4	(0.3)%
Total operating expense	505.1	486.8	3.8%	1,943.8	1,854.3	4.8%

Gain on sale of customer assets	22.7	64.0	(64.5)%	22.7	64.0	(64.5)%
Other operating income	0.9	—	NMF	2.2	—	NMF

Operating income	159.6	168.2	(5.1)%	526.6	484.8	8.6%
Operating margin	24.9%	28.5%	3.6 pp	21.5%	21.3%	0.2 pp

Non-operating income (expense), net:
Interest expense, net	(8.8)	(7.0)	NMF	(28.6)	(37.7)	NMF
Gain on sale of business	—	—	—%	—	45.3	NMF
Other income (expense), net	0.1	1.7	(94.1)%	1.0	(1.1)	NMF
Non-operating income (expense), net	(8.7)	(5.3)	NMF	(27.6)	6.5	NMF

Income before income taxes and equity in investments of unconsolidated entities	150.9	162.9	(7.4)%	499.0	491.3	1.6%
Equity in investments of unconsolidated entities	0.6	(12.1)	NMF	(3.3)	(17.4)	NMF
Income tax expense	36.4	33.9	7.4%	121.5	104.0	16.8%
Consolidated net income	$115.1	$116.9	(1.5)%	$374.2	$369.9	1.2%

Net income per share:
Basic	$2.84	$2.72	4.4%	$8.93	$8.64	3.4%
Diluted	$2.83	$2.71	4.4%	$8.87	$8.58	3.4%
Weighted average shares outstanding:
Basic	40.5	42.9		41.9	42.8
Diluted	40.7	43.1		42.2	43.1
_________________________________________________________________
NMF - Not meaningful, pp - percentage points

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

	As of December 31,	As of December 31,
(in millions)	2025	2024

Assets
Current assets:
Cash and cash equivalents	$474.5	$502.7
Investments	54.2	48.3
Accounts receivable, net	390.4	358.1
Income tax receivable	16.2	12.4
Other current assets	102.7	92.6
Total current assets	1,038.0	1,014.1

Goodwill	1,610.8	1,562.0
Intangible assets, net	379.3	408.8
Property, equipment, and capitalized software, net	231.9	218.9
Operating lease assets	159.0	181.2
Investments in unconsolidated entities	50.3	85.3
Deferred tax assets, net	78.7	43.2
Other assets	42.2	35.4
Total assets	$3,590.2	$3,548.9

Liabilities and equity
Current liabilities:
Deferred revenue	$586.1	$540.8
Accrued compensation	294.2	272.2
Accounts payable and accrued liabilities	97.9	87.3
Operating lease liabilities	41.8	35.1
Income tax payable	24.0	30.5
Other current liabilities	9.3	1.4
Total current liabilities	1,053.3	967.3

Operating lease liabilities	146.7	170.3
Accrued compensation	20.1	21.0
Deferred tax liabilities, net	27.2	27.6
Long-term debt	1,072.6	698.6
Income tax payable	13.1	11.7
Other long-term liabilities	35.3	33.8
Total liabilities	2,368.3	1,930.3
Total equity	1,221.9	1,618.6
Total liabilities and equity	$3,590.2	$3,548.9

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended December 31,		Year ended December 31,
(in millions)	2025	2024	2025	2024
Operating activities
Consolidated net income	$115.1	$116.9	$374.2	$369.9
Adjustments to reconcile consolidated net income to net cash flows from operating activities	24.6	—	186.6	128.9
Changes in operating assets and liabilities, net	64.3	36.5	28.9	92.8
Cash provided by operating activities	204.0	153.4	589.7	591.6
Investing activities
Capital expenditures	(42.7)	(40.6)	(147.1)	(142.7)
Acquisitions, net of cash acquired	0.1	—	(39.0)	—
Proceeds from sale of business	—	0.2	—	52.4
Proceeds from sale of customer assets	22.7	65.0	22.7	65.0
Purchases of investments in unconsolidated entities	(0.8)	(0.5)	(4.1)	(7.3)
Other, net	9.0	—	28.2	11.3
Cash provided by (used for) investing activities	(11.7)	24.1	(139.3)	(21.3)
Financing activities
Common shares repurchased	(395.3)	(11.6)	(787.0)	(11.6)
Dividends paid	(18.9)	(17.3)	(76.9)	(69.3)
Repayments of debt	(580.0)	(166.3)	(800.0)	(364.4)
Proceeds from debt	805.0	—	1,175.0	90.0
Other, net	(4.8)	(3.9)	(25.8)	(29.1)
Cash used for financing activities	(194.0)	(199.1)	(514.7)	(384.4)
Effect of exchange rate changes on cash and cash equivalents	2.0	(28.6)	36.1	(21.1)
Net increase (decrease) in cash and cash equivalents	0.3	(50.2)	(28.2)	164.8
Cash and cash equivalents-beginning of period	474.2	552.9	502.7	337.9
Cash and cash equivalents-end of period	$474.5	$502.7	$474.5	$502.7

Morningstar, Inc. and Subsidiaries
Supplemental Data (Unaudited)

	Three months ended December 31,				Year ended December 31,
(in millions)	2025	2024	Change	Organic	2025	2024	Change	Organic
Morningstar Direct Platform
Revenue	$211.1	$196.0	7.7%	6.0%	$830.6	$788.1	5.4%	5.7%
Adjusted Operating Income	92.3	85.5	8.0%		369.4	355.4	3.9%
Adjusted Operating Margin	43.7%	43.6%	0.1 pp		44.5%	45.1%	(0.6) pp

PitchBook
Revenue	$172.6	$162.5	6.2%	5.9%	$671.8	$618.4	8.6%	8.5%
Adjusted Operating Income	52.1	48.7	7.0%		210.1	186.4	12.7%
Adjusted Operating Margin	30.2%	30.0%	0.2 pp		31.3%	30.1%	1.2 pp

Morningstar Credit
Revenue	$105.3	$82.3	27.9%	25.7%	$354.4	$291.1	21.7%	20.9%
Adjusted Operating Income	34.8	20.2	72.3%		114.8	75.6	51.9%
Adjusted Operating Margin	33.0%	24.5%	8.5 pp		32.4%	26.0%	6.4 pp

Morningstar Wealth
Revenue	$63.7	$65.0	(2.0)%	6.3%	$251.4	$248.4	1.2%	7.8%
Adjusted Operating Income (Loss)	4.3	(0.8)	NMF		9.6	(9.3)	NMF
Adjusted Operating Margin	6.8%	(1.2)%	8.0 pp		3.8%	(3.7)%	7.5 pp

Morningstar Retirement
Revenue	$38.1	$33.6	13.4%	13.4%	$137.6	$127.1	8.3%	8.3%
Adjusted Operating Income	20.8	17.2	20.9%		67.7	65.6	3.2%
Adjusted Operating Margin	54.6%	51.2%	3.4 pp		49.2%	51.6%	(2.4) pp

Consolidated Revenue
Total Reportable Segments	$590.8	$539.4	9.5%		$2,245.8	$2,073.1	8.3%
Corporate and All Other (1)	50.3	51.6	(2.5)%		199.7	202.0	(1.1)%
Total Revenue	$641.1	$591.0	8.5%	8.1%	$2,445.5	$2,275.1	7.5%	8.0%

Consolidated Adjusted Operating Income
Total Reportable Segments	$204.3	$170.8	19.6%		$771.6	$673.7	14.5%
Less: Corporate and All Other (2)	(50.8)	(49.1)	NMF		(188.7)	(179.9)	NMF
Adjusted Operating Income	$153.5	$121.7	26.1%		$582.9	$493.8	18.0%
Adjusted Operating Margin	23.9%	20.6%	3.3 pp		23.8%	21.7%	2.1 pp
____________________________________________________________________________
(1) Corporate and All Other provides a reconciliation between revenue from the Company's Total Reportable Segments and consolidated revenue amounts. Corporate and All Other includes Morningstar Sustainalytics and Morningstar Indexes as sources of revenues. Revenue from Morningstar Sustainalytics was $27.8 million and $29.4 million for the three months ended Dec. 31, 2025 and 2024, respectively and $112.0 million and $117.3 million for the year ended Dec. 31, 2025 and 2024, respectively. Revenue from Morningstar Indexes was $22.5 million and $22.2 million for the three months ended Dec. 31, 2025 and 2024, respectively and $87.7 million and $84.7 million for the year ended Dec. 31, 2025 and 2024, respectively.
(2) Corporate and All Other includes unallocated corporate expenses as well as adjusted operating income (loss) from Morningstar Sustainalytics and Morningstar Indexes. During the fourth quarter of 2025 and 2024, unallocated corporate expenses were $47.1 million and $51.0 million, respectively. For the years ended 2025 and 2024, unallocated corporate expenses were $186.1 million and $181.4 million, respectively. Unallocated corporate expenses include finance, human resources, legal, marketing, and other management-related costs that are not considered when segment performance is evaluated.

Morningstar, Inc. and Subsidiaries
Supplemental Data (Unaudited)

	As of December 31,
AUMA (approximate) ($bil)	2025	2024	Change
Morningstar Retirement
Managed Accounts	$190.4	$160.4	18.7%
Fiduciary Services	72.8	65.8	10.6%
Custom Models/CIT	42.0	49.7	(15.5)%
Morningstar Retirement (total)	$305.2	$275.9	10.6%

Investment Management
Morningstar Model Portfolios (1)	$51.8	$43.8	18.3%
Institutional Asset Management	5.9	7.0	(15.7)%
Asset Allocation Services	15.1	11.5	31.3%
Investment Management (total)	$72.8	$62.3	16.9%

Asset value linked to Morningstar Indexes ($bil)	$252.3	$210.9	19.6%

	Three months ended December 31,			Year ended December 31,
	2025	2024	Change	2025	2024	Change
Average AUMA ($bil)	$373.3	$333.2	12.0%	$355.7	$312.4	13.9%
____________________________________________________________________________
(1) Includes AUMA in Morningstar Model Portfolios and assets on the International Wealth Platform invested in third-party model portfolios.

Morningstar, Inc. and Subsidiaries
Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)
To supplement Morningstar’s condensed consolidated financial statements presented in accordance with US Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the SEC, including:

•"Organic Revenue" is consolidated revenue before (1) acquisitions and divestitures, (2) adoption of new accounting standards or revisions to accounting practices (accounting changes), and (3) the effect of foreign currency translations.
•"Adjusted Operating Income (Loss)" is consolidated operating income (loss) excluding (1) intangible amortization expense, (2) the impact of merger, acquisition, and divestiture-related activity which, when applicable, may include certain non-recurring expenses such as pre-deal due diligence, transaction costs, contingent consideration, severance, and post-close integration costs (M&A-related expenses), and (3) certain other one-time, non-recurring items which management does not consider when evaluating ongoing performance (other non-recurring items).
•"Adjusted Operating Margin" is operating margin excluding (1) intangible amortization expense, (2) M&A-related expenses, and (3) other non-recurring items.
•"Adjusted Diluted Net Income Per Share" is consolidated diluted net income per share excluding (1) intangible amortization expense, (2) M&A-related expenses, (3) other non-recurring items, and (4) non-operating gains and losses.
•"Free Cash Flow" is cash provided by or used for operating activities less capital expenditures.
These non-GAAP measures may not be comparable to similarly titled measures reported by other companies and should not be considered an alternative to any measure of performance promulgated under GAAP.
Morningstar presents organic revenue because the Company believes this non-GAAP measure helps investors better compare period-over-period results. Morningstar excludes revenue from acquired businesses from its organic revenue growth calculation for a period of 12 months after it completes the acquisition. For divestitures (including sale of assets), Morningstar excludes revenue in the prior-year period for which there is no comparable revenue in the current period.

Morningstar presents adjusted operating income (loss), adjusted operating margin, and adjusted diluted net income per share to better reflect period-over-period comparisons, and improve overall understanding of the underlying performance of the business absent the impact of intangible amortization expense, M&A-related expenses, and certain other one-time, non-recurring items.
In addition, Morningstar presents free cash flow as a supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar's management team uses free cash flow to evaluate the health of its business, and it should not be considered an indicator of liquidity.

	Three months ended December 31,			Year ended December 31,
(in millions)	2025	2024	Change	2025	2024	Change

Reconciliation from consolidated revenue to organic revenue:
Consolidated revenue	$641.1	$591.0	8.5%	$2,445.5	$2,275.1	7.5%
Acquisitions	(1.1)	—	NMF	(3.4)	—	NMF
Divestitures	(2.5)	(8.6)	NMF	(11.3)	(36.5)	NMF
Effect of foreign currency translations	(7.7)	—	NMF	(12.7)	—	NMF
Organic revenue	$629.8	$582.4	8.1%	$2,418.1	$2,238.6	8.0%

Reconciliation from consolidated operating income to adjusted operating income:
Consolidated operating income	$159.6	$168.2	(5.1)%	$526.6	$484.8	8.6%
Intangible amortization expense	15.0	14.6	2.7%	59.8	64.5	(7.3)%
M&A-related expenses	2.5	2.9	(13.8)%	21.4	8.5	151.8%
Other non-recurring items (1)	(23.6)	(64.0)	NMF	(24.9)	(64.0)	NMF
Adjusted operating income	$153.5	$121.7	26.1%	$582.9	$493.8	18.0%

	Three months ended December 31,			Year ended December 31,
(in millions)	2025	2024	Change	2025	2024	Change

Reconciliation from consolidated operating margin to adjusted operating margin:
Consolidated operating margin	24.9%	28.5%	(3.6) pp	21.5%	21.3%	0.2 pp
Intangible amortization expense	2.3%	2.5%	(0.2) pp	2.4%	2.8%	(0.4) pp
M&A-related expenses	0.4%	0.5%	(0.1) pp	0.9%	0.4%	0.5 pp
Other non-recurring items (1)	(3.7)%	(10.9)%	7.2 pp	(1.0)%	(2.8)%	1.8 pp
Adjusted operating margin	23.9%	20.6%	3.3 pp	23.8%	21.7%	2.1 pp

Reconciliation from consolidated diluted net income per share to adjusted diluted net income per share:
Consolidated diluted net income per share	$2.83	$2.71	4.4%	$8.87	$8.58	3.4%
Intangible amortization expense	0.27	0.25	8.0%	1.05	1.11	(5.4)%
M&A-related expenses	0.05	0.05	—%	0.38	0.15	153.3%
Other non-recurring items (1)	(0.43)	(1.10)	NMF	(0.44)	(1.10)	NMF
Non-operating (gains) losses	(0.01)	0.23	NMF	—	(0.85)	NMF
Adjusted diluted net income per share	$2.71	$2.14	26.6%	$9.86	$7.89	25.0%

Reconciliation from cash provided by operating activities to free cash flow:
Cash provided by operating activities	$204.0	$153.4	33.0%	$589.7	$591.6	(0.3)%
Capital expenditures	(42.7)	(40.6)	5.2%	(147.1)	(142.7)	3.1%
Free cash flow	$161.3	$112.8	43.0%	$442.6	$448.9	(1.4)%
_____________________________________________________________________
NMF - Not meaningful, pp - percentage points
(1) Other non-recurring items primarily reflect the gain on sale of US TAMP assets for the years ended Dec. 31, 2025 and 2024.